Exhibit 99.1

On Track Innovations Ltd. Reports

First Quarter 2019 Financial Results

Shift of manufacturing to non-tariff zone completed;

Expects to resume sequential revenue growth in the second quarter;

Rosh Pina, Israel – May 7, 2019 – On Track Innovations Ltd. (“OTI”) (NASDAQ: OTIV) (the “Company” or “OTI”), a global provider of near field communication (NFC) and cashless payment solutions, today provided a business update and announced financial results for the first quarter ended March 31, 2019.

Highlights of the quarter

●	Revenues of $3.0 million of which the recurring portion accounted for 43%, versus 26% in the prior quarter; on an absolute dollar basis recurring revenues increased sequentially by 12%;

●	OTI completed the production relocation from China to the Philippines at the end of the first quarter of 2019; and revenues are expected to resume growth in the second quarter;

●	Improvement in the gross margins to 55%, compared with 52% in the same year-ago quarter;

●	Reduction in the expenses: operating expenses totaled $3.1 million in the first quarter, compared to $3.4 million in the same year-ago quarter;

●	Received order for more than 6,000 advanced payment systems to the Russian market;

Management Commentary

Mr. Cohen commented, “As we had expected, our first quarter was weak from the revenue standpoint, as we focused on moving our production out of China to the Philippines, where there is no impact from US tariffs. I recently returned from our new production facility which was up and running as of the beginning of the second quarter. I therefore believe that the issue which has affected us for the past two quarters is now behind us and we can look forward to a return of sequential revenue growth in the second quarter and beyond. I am pleased by the high level of gross margins as well as the relative increase in our recurring revenue levels, which sets us up positively as our revenues return to growth. “

Following OTI’s sale of its MediSmart division in the fourth quarter of 2018, the financial results of Medismart are included as discontinued operations and all the prior periods’ information has been reclassified to conform with the current period’s presentation.

First quarter 2019 financial results summary

●	Total revenue in the quarter was $3.0 million, compared to $5.5 million in the same year-ago quarter. The revenues in the quarter were affected primarily by the impact of tariffs implemented by the United States on imports from China, where the Company manufactured its products until the end of the first quarter. Over the past 6 months, OTI has taken steps to relocate manufacturing to the Philippines, and the process was completed at the end of the first quarter of 2019. Additionally, the revenues were also impacted by the lower level of orders from the Asia-Pacific region, compared with the same year-ago quarter.

●	Recurring revenues were $1.3 million (43% of total revenues), compared to $1.3 million (23% of total revenues) in the first quarter of 2018.

●	Gross profit in the quarter was $1.6 million, or 55% of revenues, compared to $2.9 million, or 52% of revenues, in the first quarter of 2018.

●	Operating expenses totaled $3.1 million in the first quarter, compared to $3.4 million in the same year-ago quarter.

●	Loss from continuing operations were $1.6 million compared to $400,000 in the same year-ago quarter.

●	Net loss was $1.7 million, or $0.04 per share, compared to a net loss of $333,000, or $0.01 per share in the same year-ago quarter.

●	Adjusted EBITDA loss from continuing operations of $1.1, compared to adjusted EBITDA loss of $104,000 in the same year-ago quarter.

●	Positive net cash provided by continuing operation activities totaled $186,000 in the first quarter of 2019, compared to positive net cash provided by continuing operation activities which totaled $591,000 in the same year-ago period.

Conference Call

Management will host an investor conference call at 9:00 a.m. EDT on May 7, 2019, to discuss the financial results, provide a corporate update, and conclude with a Q&A session with participants. To participate, please use the following dial-in information:

U.S. Dial-in: 1-888-317-6002

International Dial-in: +1-412-317-5245

Webcast: https://www.webcaster4.com/Webcast/Page/1720/30371

Please dial in a few minutes before the start of the call and request to join the “On Track Innovations Earnings Conference Call” to ensure timely participation.

The conference call will be available for replay by clicking here and via the investor relations section of the company’s website.

About On Track Innovations Ltd

On Track Innovations (OTI) is a global leader in the design, manufacture, and sale of secure cashless payment solutions using contactless NFC technology. OTI’s field-proven innovations have been deployed around the world to address cashless payment, automated retail and petroleum markets. OTI distributes and supports its solutions through a global network of regional offices and alliances. OTI is the proud recipient of the 2017 AI Award for Best Cashless Payment Solutions Provider – Israel. For more information, visit www.otiglobal.com.

Press Contact:	Investor Relations Contact:
Richard Harris, OTI	Gavriel Frohwein
Director of Marketing	GK Investor & Public Relations
+972-4-686-8004	+1 646 688 3559
press@otiglobal.com	oti@gkir.com

Safe Harbor / Forward-Looking Statements

This press release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Whenever we use words such as “will,” “look forward,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “believe,” “should,” “can” or similar expressions, we are making forward-looking statements. For example, we are using forward-looking statements when we discuss, among others: the Company’s expectations to return to sequential revenue growth in the second quarter and beyond, the Company’s belief that the impact of the U.S. tariffs on import from China is now behind it, improvement in profitability, positive trends and 2019 revenue growth.  Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are stated under the captions “Risk Factors” in our most recent Annual Report (Form 10-K) and other known and unknown uncertainties and risk factors including those detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements. The reader is cautioned not to place undue reliance on forward-looking statements.

Use of Non-GAAP Financial Information

This press release contains certain non-GAAP measures, namely, adjusted EBITDA from continuing operations, or adjusted earnings from continuing operations before interest, income tax, depreciation and amortization. Adjusted EBITDA from continuing operations represents earnings before interest or financing expenses, income tax, depreciation and amortization, and further eliminates the effect of patent litigation expenses, stock-based compensation expense and other expenses. Patent litigation expenses and other expenses are presented only at the end of each year, as we do not consider their impact on quarterly results to be material. OTI believes that adjusted EBITDA from continuing operations should be considered in evaluating the Company’s operations since it provides a clear indication of the Company’s operating results. This measure should be considered in addition to results prepared in accordance with U.S. GAAP, but should not be considered a substitute for the U.S. GAAP results. The non-GAAP measures included in this press release have been reconciled to the U.S. GAAP results in the tables below.

ON TRACK INNOVATIONS LTD.

RECONCILIATION OF NON-GAAP ADJUSTMENT

The following table reflects selected On Track Innovations Ltd.

non-GAAP results reconciled to GAAP results:

(US dollars in thousands)

	Three months ended March 31
	2019	2018
	(Unaudited)	(Unaudited)
Net loss	$(1,745)	$(333)

Net loss (income) from discontinued operations	193	(67)
Financial expenses, net	69	32
Depreciation	320	335
Expenses (income tax benefits)	5	(124)

Total EBITDA From continuing operations	$(1,158)	$(157)

Stock-based compensation	46	53
Total adjusted EBITDA From continuing operations	$(1,112)	$(104)

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(US dollars in thousands)

	March 31	December 31
	2019	2018

Assets

Current assets
Cash and cash equivalents	$4,014	$4,827
Short-term investments	905	1,078
Trade receivables (net of allowance for doubtful accounts of $560 and 555 as of March 31, 2019 and December 31, 2018, respectively)	2,707	4,530
Other receivables and prepaid expenses	1,789	2,060
Inventories	3,964	3,527
Asset held for sale	772	-
Total current assets	14,151	16,022

Long-term restricted deposit for employees benefit	454	451

Severance pay deposits	387	375

Property, plant and equipment, net	4,013	5,033

Intangible assets, net	241	241

Right-of-use assets	1,381	-

Total Assets	$20,627	$22,122

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(US dollars in thousands)

	March 31	December 31
	2019	2018

Liabilities and Equity

Current Liabilities
Short-term bank credit and current maturities of long-term bank loans	$518	$260
Trade payables	4,937	4,712
Other current liabilities	2,534	3,622

Total current liabilities	$7,989	$8,594

Long-Term Liabilities
Long-term loans, net of current maturities	32	39
Long-term liabilities due to operating leases, net of current maturities	857	-
Accrued severance pay	894	853
Deferred tax liability	426	445
Total long-term liabilities	2,209	1,337

Total Liabilities	10,198	9,931

Equity

Ordinary shares of NIS 0.1 par value: Authorized – 50,000,000 shares as of March 31, 2019 and December 31, 2018; issued: 42,473,076 shares as of March 31, 2019 and December 31, 2018; outstanding: 41,294,377 shares as of March 31, 2019 and December 31, 2018	1,068	1,068
Additional paid-in capital	225,068	225,022
Treasury shares at cost - 1,178,699 shares as of March 31, 2019 and December 31, 2018	(2,000)	(2,000)
Accumulated other comprehensive loss	(1,019)	(956)
Accumulated deficit	(212,688)	(210,943)
Total Equity	10,429	12,191

Total Liabilities and Equity	$20,627	$22,122

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(US dollars in thousands, except share and per share data)

	Three months ended March 31
	2019	*2018

Revenues
Sales	$1,722	$4,241
Licensing and transaction fees	1,291	1,271

Total revenues	3,013	5,512

Cost of revenues
Cost of sales	1,370	2,632
Total cost of revenues	1,370	2,632

Gross profit	1,643	2,880
Operating expenses
Research and development	871	820
Selling and marketing	1,285	1,645
General and administrative	965	907

Total operating expenses	3,121	3,372

Operating loss from continuing operations	(1,478)	(492)
Financial expenses, net	(69)	(32)

Loss from continuing operations before taxes on income	(1,547)	(524)

Income tax (expenses) benefits	(5)	124

Loss from continuing operations	(1,552)	(400)
(Loss) income from discontinued operations	(193)	67

Net loss	$(1,745)	$(333)
Basic and diluted net loss attributable to shareholders per ordinary share
From continuing operations	$(0.04)	$(0.01)
From discontinued operations	** $	** $
	$(0.04)	$(0.01)
Weighted average number of ordinary shares used in computing basic and diluted net loss per ordinary share	41,294,377	41,214,378

*	Reclassified to conform with the current period presentation.

**	Less than $0.01 per ordinary share.

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(US dollars in thousands)

	Three months ended March 31
	2019	*2018
Cash flows from continuing operating activities
Net loss from continuing operations	$(1,552)	$(400)
Adjustments required to reconcile net loss to net cash provided by continuing operating activities:
Stock-based compensation related to options issued to employees and others	46	53
Gain on sale of property and equipment, net	(2)	-
Accrued interest and linkage differences, net	(12)	14
Depreciation and amortization	320	335
Deferred tax benefits, net	(10)	(124)
Changes in operating assets and liabilities:
Accrued severance pay, net	29	(3)
Decrease in trade receivables, net	1,323	886
Decrease in other receivables and prepaid expenses	264	33
Increase in inventories	(457)	(35)
Increase (decrease) in trade payables	423	(117)
Decrease in other current liabilities	(186)	(51)
Net cash provided by continuing operating activities	186	591

Cash flows from continuing investing activities
Purchase of property and equipment	(115)	(322)
Proceeds from sale of property, plant and equipment	10	-
Change in short-term investments, net	6	1,164
Proceeds from restricted deposit for employee benefits	10	-
Investment in capitalized certification costs	(48)	(13)
Net cash (used in) provided by continuing investing activities	(137)	829

Cash flows from continuing financing activities
Increase in short-term bank credit, net	372	33
Repayment of long-term bank loans	(119)	(144)
Net cash provided by (used in) continuing financing activities	253	(111)

Cash flows from discontinued operations
Net cash (used in) provided by discontinued operating activities	(1,231)	244

Total net cash (used in) provided by discontinued operations	(1,231)	244

Effect of exchange rate changes on cash and cash equivalents	(57)	63

Increase in cash, cash equivalents and restricted cash	(986)	1,616
Cash, cash equivalents and restricted cash - beginning of the period	5,105	7,799

Cash, cash equivalents and restricted cash - end of the period	$4,119	$9,415

*	Reclassified to conform with the current period presentation.